Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-201143) and related Prospectus of New Media Investment Group Inc. dated January 13, 2015 and to the incorporation by reference therein of our report dated March 19, 2014 with respect to the consolidated financial statements and schedule of New Media Investment Group Inc., included in the Annual Report (Form 10-K) for the year ended December 29, 2013 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

January 12, 2015